Exhibit 3.13

FILED
07 NOV 28 AM 9:41
SECRETARY OF STATE
TALLAHASSEE, FLORIDA
Certificate of Conversion
For
“Other Business Entity”
Into
Florida Limited Liability Company
This Certificate of Conversion and attached Articles of Organization are submitted to convert the following “Other Business Entity” into a Florida Limited Liability Company in accordance with Section 608.439, Florida Statutes.
1. The name of the “Other Business Entity” immediately prior to the filing of this Certificate of Conversion is: TECO Towing Company.
2. The “Other Business Entity”is a corporation, first organized, formed or incorporated under the laws of Florida on July 18, 1983.
3. If the jurisdiction of the “Other Business Entity” was changed, the state or country under the law of which it is now organized, formed or incorporated: Not Applicable.
4. The name of the Florida Limited Liability Company as set forth in the attached Articles of Organization: UMG Towing, LLC.
5. This Certificate of Conversion shall be effective on the date of filing.
(Remainder of page intentionally left blank.)

Signed this 21st day of November, 2007.
Signature of Authorized Person:  /s/ Sal Litrico

Printed Name: Sal Litrico
Title: President and Chief Operating Officer
Signature Page to the Certificate of Conversion for TECO Towing Company